Exhibit 10.1

LEASE

THIS AGREEMENT MADE BETWEEN:

North America Education Holdings Inc.
hereinafter referred to as the "Tenant"
and
Broadway Telecom Inc.
hereinafter referred to as the "Landlord"

We hereby agree that the Lease will be on the terms and conditions hereinafter set forth and shall constitute a legal binding contract, for premises at 2/F of 8788 McKim Way, Richmond, B.C.

(1)	Suite #	2130
	Monthly Rental Rate:	C$1152.80 (Plus Goods and Services Tax)
	Security/Damage Deposit:	C$1152.80 (Plus Goods and Services Tax)
	Commencement Date:	Nov. 01, 2004

(2)

This agreement is based on a term of occupancy of 2 year(s). The Tenant shall have the right to renew this Lease for the same terms and conditions as contained in this Lease, except for the monthly rental rate payable by the Tenant. The monthly rate during such renewal term shall be the then current market rental for the Premises. The Tenant is required to enter a Lease renewal with the Landlord at least three months prior to the last day of the initial term.

(3)	The Rental Rate includes: building operation expenses such as strata fee, property taxes, electricity and water and no other.

(4)	Rent, services and costs incurred are due and payable on the 1st of each month. Interest will be charged at the rate of 15% per annum on overdue accounts.

(5)

The Tenant is responsible for insuring personal contents of offices rented. The Landlord will not be responsible for the Tenant's property or that of the Tenant's visitor's unless due to gross negligence or willful misconduct on the part of the Landlord.

(6)	No liability will be charged against the Landlord in regards to injuries to the Tenant or his/her clients unless due to gross negligence or willful misconduct of the Landlord.

(7)	Security/damage deposit is held by the Landlord and subject to the following conditions:

	*	Upon expiry the deposit will be applied to the Tenant' s account, provided the Tenant' s account is in good standing and there is no damage to the premises;

	*	Failure to give proper notice will result in forfeiture of the deposit, and the term of required notice will be due and payable, as invoiced.

*

Should a Tenant's account be in arrears, the deposit will be held until such time as the account is brought in to good standing. Any Tenant whose account is sent for collection will not receive a refund of the security/damage deposit, and the amount shall be forfeited as a cost of collection.

(8)	The Tenant is bound by the terms set out in this Lease.

(9)	Storing of products of a flammable or explosive nature is forbidden.

(10)	The Leased Premises shall be used solely for general office purposes in a manner compliant with the City of Richmond Zoning By-Law Regulations for the Premises.

(11)	The Landlord shall have unlimited access to show the Premises (with reasonable notice) upon receiving notification of termination of the Lease from the Tenant.

(12)

Notwithstanding the other clauses contained herein, the Landlord retains the right to discontinue this agreement at its reasonable, but unfettered discretion for conduct inconsistent with the general practices and policies of the office, including the disturbance and/or annoyance of other tenants within the building due to the Tenant's actions and/or behavior. This in no way changes the obligation of the Tenant to the Landlord in regards to the terms and conditions of this Lease, up to the termination date as agreed by both parties.

(13)

The Tenant shall, at its sole cost and expense, keep in good repair and condition (reasonable wear and tear excepted) all of the Premises and every part thereof including without limitation all glass in the Premises and all improvements, fixtures and furnishings therein. The Tenant must have the Landlord's prior written approval to hang pictures, other than those provided, as to location and type of materials to be used. Upon vacating the premises, any all damage resulting from the Tenant's occupancy will be repaired and deducted from the deposit. If special cleaning is required of walls and/or carpeting, it will be evaluated and also deducted from the deposit.

UPON EXECUTION OF THIS AGREEMENT, the Tenant acknowledges a complete understanding of all terms, policies and charges and agrees to accept full liability binding upon the signature hereunder, for any authorized charges incurred.

IN WITNESS WHEREOF the parties hereto as authorized signing officers of the company have signed their names, this 30th day of October, 2004.

North America Education Holdings Inc.
Per: _________________________________
(Tenant)

Broadway Telecom Inc.
Per:_________________________________
(Landlord)